Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 7th day of February, 2023 by and between Alti Private Equity Access Fund, a Delaware statutory trust (the “Fund”), and Alti LLC, a Delaware limited liability company (the “Adviser”).

1.           Duties of Adviser. (a) The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, continuously to review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain (which records are the property of the Fund and will be provided to the Fund or its designee promptly upon request, provided that the Adviser may maintain copies of all such records), and to render regular reports to the Fund’s officers and Board of Trustees (the “Board”) concerning the Adviser’s discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to invest discrete portions of the Fund’s assets (which may constitute, in the aggregate, all of the Fund’s assets) in unregistered investment funds or other investment vehicles (“Investment Funds”) which are managed by investment managers (“Investment Managers”). The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b)       The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2.            Portfolio Transactions. (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)       The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under Section 17(e) of the Investment Company Act of 1940, (the “1940 Act”), Rule 17e-1 thereunder, and the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 (the “1934 Act”) and Rule 11a2-2(T) thereunder.

(c)       Unless and until otherwise directed by the Board of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. Provided that such transactions meet the requirements of Section 28(e) of the 1934 Act, the execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d)       The Adviser will promptly communicate to the officers and the Board of the Fund such information relating to portfolio transactions as they may reasonably request.

3.           Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each month (starting with the month investment operations commence) a fee (the “Management Fee”) at the rate of 0.108333% (1.30% on an annualized basis) of the Fund’s net assets. The Management Fee will be computed based on the net asset value of the Fund as of the end of business on the last business day of each month in the manner set out in the Fund’s registration statement on Form N-2 and its valuation policies under Rule 2a-5, as either may be amended from time to time.

(b)       [Reserved.]

(c)       In the event of termination of this Agreement, the Management Fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(d)       In addition to the Management Fee, the Fund shall be responsible for its investment-related expenses and all other expenses assumed by the Fund in accordance with the terms of the Agreement and Declaration of Trust (the “Trust Agreement”) (except to the extent any such expenses are otherwise waived or assumed by the Adviser).

4.           Other Services. (a) The Adviser will provide to the Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things, providing to the Fund office facilities, equipment, personnel and other services.

(b)        The Adviser may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (each, a “Sub-Adviser”) to perform, and thereby delegate to any such Sub-Adviser, some of the services to the Fund for which the Adviser is responsible hereunder, or as the Adviser may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment objectives and strategies, subject to the approval of the Board, including a majority of the Trustees who are not “interested persons” of the Trust or the Adviser, and the approval of the Fund’s shareholders, if required.  The Adviser will compensate any Sub-Adviser for its services to the Fund. The Adviser will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser, and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment policies and restrictions. The Adviser may also terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Board and of the Fund’s shareholders, if any is required, is obtained.  Notwithstanding any delegation pursuant to this paragraph, the Adviser will continue to have overall responsibility for the management and investment of the assets and responsibility for all advisory services furnished by any Sub-Adviser, and will supervise each Sub-Adviser in its performance of its duties for the Fund. The Adviser will also retain sole responsibility for all services described in this Agreement and not expressly delegated to one or more Sub-Advisers.

5.           Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.           Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.           Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder, for any error of judgment, mistake of law, or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.           Indemnification. (a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent (in each case in their capacity as such) of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising from an action, suit, investigation or other proceeding brought by a third party against an indemnitee solely by reason of the Adviser being or having been investment adviser to the Fund, or the past or present performance of services by the Adviser to the Fund in accordance with this Agreement (collectively, an “Action”), except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in such Action (a “Final Determination”) to have been incurred or suffered by the indemnitee by reason of (i) the willful misfeasance, bad faith, or gross negligence of an indemnitee, or reckless disregard of the duties involved in the conduct of an indemnitee’s office, (ii) a breach of fiduciary duty to the Fund by an indemnitee, or (iii) an untrue statement of a material fact in the Fund’s registration statement or prospectus (“Fund Documents”), or omission to state a material fact required to be stated in a Fund Document or necessary to make the statements therein, in the light of the circumstances under which they were made,  not misleading, but only to the extent that such statement or omission was provided or omitted (or caused to be provided or omitted) in a Fund Document by an indemnitee  (collectively, “Disabling Conduct”). These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of such Action, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b)       Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of a Final Determination of an Action upon receipt by the Fund of a written undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a Final Determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (excluding any Trustee who is or has been a party to such Action) (“Independent Trustees”) or independent legal counsel retained by such Independent Trustees in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)       As to the disposition of an Action (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of an indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Fund and its Shareholders by a majority of the Independent Trustees ) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and its Shareholders, and that an indemnitee is not liable to the Fund or its Shareholders by reason of Disabling Conduct, or (ii) the Independent Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which an indemnitee would otherwise be subject by reason of Disabling Conduct.

(d)       Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if an indemnitee subsequently is determined in a Final Determination in an Action involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of Disabling Conduct. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a Final Determination that, an indemnitee has engaged in Disabling Conduct. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e)       An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)       The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9.           Permissible Interests. Subject to and in accordance with the Trust Agreement, Trustees, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Trust Agreement and the provisions of the 1940 Act.

10.         Duration and Termination.

(a)       This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business for purposes of Rule 2a-6 under the 1940 Act shall not be deemed to be an assignment for the purposes of this Agreement.

(b)       The following provisions shall survive the termination of this Agreement: Sections 8, 13 and 14

11.         Definitions. As used in this Agreement, the terms “affiliate,” “assignment,” “control,” “interested person,” “investment adviser,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(3) Section 2(a)(4), Section 2(a)(9), Section 2(a)(19), Section 2(a)(20) and Section 2(a)(42) of the 1940 Act, respectively. References to a statute shall be deemed to refer to any rules or regulations thereunder.

12.         Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.

13.         Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.         Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

15.         Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

17.         Registration. Advisor represents that during the term of this Agreement, Advisor will remain a registered investment adviser in good standing with the Securities and Exchange Commission.

Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

ALTI LLC.:		ALTI PRIVATE EQUITY ACCESS FUND:

By:		By:
Name:	Joseph Bonvouloir	Name:	Joseph Bonvouloir
Title:	CEO	Title:	Principal Executive Officer

6